SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 13G

UNDER THE SECURITES EXCHANGE ACT OF 1934
(Amendment No.  2	)*



VANGUARD SCOTTSDALE FUNDS
                              (Name of Issuer)

VANGUARD RUSSELL 3000 INDEX ETF
--------------------------------------------------------------------------------
(Title of Class of Securities)

92206C599
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(CUSIP Number)

1/31/2013
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

	Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

            [X]    Rule 13d-1(b)

            [ ]    Rule 13d-1(c)

            [ ]    Rule 13d-1(d)

      *The remainder of this cover page shall be filled out for a reporting persons initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be filed for the purpose of Section 18 of the Securities Exchange Act of 1934 (Act)or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).



CUSIP No. 92206C599                	13G       	    Page 2 OF 4 Pages


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1. 	NAMES OF REPORTING PERSONS

Munder Capital Management
-------------------------------------------------------------------------------
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     	(a)
     	(see instructions)                                 	(b)
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3.    SEC USE ONLY

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4.    CITIZENSHIP OR PLACE OF ORGANIZATION

	State of Delaware
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                  	5.       SOLE VOTING POWER

      NUMBER OF                     	0
       SHARES              -----------------------------------------------------
    BENEFICIALLY     	6.       SHARED VOTING POWER
       OWNED BY
         EACH	0
     REPORTING             -----------------------------------------------------
    PERSON WITH            7.       SOLE DISPOSITIVE POWER

		10,810
                  	   -----------------------------------------------------
           	8.       SHARED DISPOSITIVE POWER

                            	0
--------------------------------------------------------------------------------
  9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	10,810
--------------------------------------------------------------------------------
 10.     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        	SHARES (SEE INSTRUCTIONS)

--------------------------------------------------------------------------------
 11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

1.8%
--------------------------------------------------------------------------------
 12.     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IA
--------------------------------------------------------------------------------



CUSIP No. 92206C599                	13G       	    Page 3 OF 4 Pages


Item 1.
 (a)	Name of Issuer:
       VANGUARD SCOTTSDALE FUNDS

(b)	Address of Issuer's Principal Executive Offices:
       P.O. Box 2600
       V26
       Valley Forge, PA 19482

Item 2.
 (a)	Name of Person Filing:
	Munder Capital Management (Munder)

  (b)	Address of Principal Business Office:
Munder Capital Center
480 Pierce Street
Birmingham, MI  48009

  (c)	Citizenship:
Delaware

  (d)	Title of Class of Securities:
VANGUARD RUSSELL 3000 INDEX ETF (the ETF)

  (e)	CUSIP Number:
	92206C599

Item 3.	If this statement is filed pursuant to 240.13d-1(b) or
240.13d-2(b) or (c), check whether the person filing is a:
	(e)	[X]	An investment adviser in accordance with 240.13d-
		1(b)(1)(ii)(E);

Item 4.	Ownership
(a) Amount Beneficially Owned:
	10,810 shares

(b) Percent of Class:
	1.8%

(c)	Number of shares as to which such person has:
(i)
sole power to vote or direct the vote: 0
(ii)
shared power to vote or
direct the vote: 0
(iii)
sole power to dispose or to direct the disposition of: 10,810
(iv)
shared power to dispose or direct the disposition of: 0


CUSIP No. 92206C599                	13G       	    Page 4 OF 4 Pages


Item 5.	Ownership of Five Percent or Less of a Class

	If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person
		Not Applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired
the Security Being Reported on by the Parent Holding Company
           Not Applicable.

Item 8.	Identification and Classification of Members of the Group
           Not Applicable.

Item 9.	Notice of Dissolution of Group
           Not Applicable.

Item 10.	Certification
           By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under 240.14a-11.


	SIGNATURE
           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

						February 14, 2013

						MUNDER CAPITAL MANAGEMENT,
						a Delaware general partnership


						By:	/s/ Mary Ann C. Shumaker
							Associate General Counsel